Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Xplore Technologies Corp.

We hereby consent to incorporation by reference in this Registration Statement on Form S-8 of our report dated August 13, 2009, related to  the consolidated balance sheets of Xplore Technologies Corp. and subsidiary as of March 31, 2009 and 2008 and the related consolidated statements of loss, stockholders’ equity (deficit) and cash flows for the years ended March 31, 2009 and 2008, which report appears in the Annual Report on Form 10-K of Xplore Technologies Corp. for the year ended March 31, 2009.

/s/ PMB Helin Donovan LLP

PMB Helin Donovan LLP

Austin, TX

February 5, 2010